                                                                      EXHIBIT 11
                             DeVlieg-Bullard, Inc.
                       Computation of Earnings per Share
               (unaudited - in thousands, except per share data)

                                           Three Months Ended   Nine Months Ended
                                                April 31,           April 30,
                                              1996       1995     1996        1995
                                              ----       ----     ----        ----
Net income (loss)                          $   689    $   579  ($1,507)    $ 1,049
                                           =======    =======  =======     =======

Average number of common
   shares outstanding                       12,250     12,250   12,250      12,250
Dilutive effect of outstanding
   options (a)                                 225         16      (b)           2
Dilutive effect of outstanding
   stock purchase warrants (a):
   Class A (issued May 1994)                   996      1,000      (b)       1,000
   New Class A (issued October 1995)           498         --      (b)          --
   Class B (c)                                 249         --      (b)          --
   Class C (d)                                 747         --      (b)          --
                                           -------    -------  ------      -------
Total shares used in calculation of
   earnings per share                       14,965     13,266   12,250      13,252
                                           =======    =======  =======     =======

Income (loss) per share                    $  0.05    $  0.04   ($0.12)    $  0.08
                                           =======    =======  =======     =======


(a)   As determined by application of the treasury stock method
(b)   Not included in calculation as effect would be antidilutive.
(c) The Class B stock purchase warrants are issuable in May 1997 using a formula based on the average closing stock price for the 90 days prior to issuance. The average stock price used here was the average for the quarter ended April 30, 1996. The Class B warrants became issuable on March 15, 1996, and have been included since that date.
(d) In connection with the refinancing of the senior debt facility in October 1995 (see Note 6 of Notes to Financial Statements) 750,000 Class C stock purchase warrants ("Class C Warrants") were issued. The Company has the opportunity to earn back these shares based on earnings as defined in the agreement. For the nine months ended April 30, 1996, the Company did not meet the defined earnings level, therefore all Class C Warrants are considered outstanding since issuance.